EXHIBIT 99

            Rowan Companies, Inc.
News Release                                                 2800 Post Oak Boulevard, Suite 5450
                                           Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                            January 3, 2005

ROWAN COMPLETES SALE OF ERA AVIATION, INC.

HOUSTON, TEXAS - Rowan Companies, Inc. (NYSE: RDC) (“Rowan”) announced today that it has completed the sale of 100% of the common stock of Era Aviation, Inc., a wholly-owned subsidiary, to SEACOR Holdings Inc. (NYSE: CKH) (“SEACOR”), effective on December 31, 2004. The purchase price is approximately $118.1 million in cash, subject to post-closing working capital adjustments.

Era is a leading provider of helicopter services for oil and gas operations in the Gulf of Mexico and Alaska and also conducts firefighting, flightseeing and utility activities in the Western U.S. and Alaska. Era also operates a fixed wing commuter airline and charter business in Alaska. Era employs approximately 900 personnel and owns a fleet of 81 helicopters and 16 fixed wing aircraft.

As previously announced, Rowan will use a portion of the proceeds to make a $60 million contribution to its defined benefit pension plan and intends to pay a special dividend to shareholders of 25¢ per share. The record and payment dates for the dividend will be determined later by the Company’s Board of Directors.

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining, timber and transportation industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. For additional information, contact William C. Provine, Vice-President - Investor Relations, at 713-960-7575 or visit Rowan’s website at www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.